Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact:	Equal Housing Lender
Nancy Gray, Sr. EVP & CFO, 714-438-2500	Barbara Palermo, EVP, 714-438-2500

PACIFIC MERCANTILE BANCORP RECEIVES PRELIMINARY APPROVAL TO RECEIVE UP TO

A $25.5 MILLION INVESTMENT UNDER THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

COSTA MESA, Calif. — (BUSINESS WIRE) – February 19, 2009 — Pacific Mercantile Bancorp (NASDAQ: PMBC), today announced that it has received preliminary approval from the U.S. Treasury Department to take part in the U.S. Treasury’s Capital Purchase Program under TARP. As a result, Pacific Mercantile Bancorp is eligible to obtain a capital investment of up to $25.5 million from the U.S. Treasury.

The purpose of the Capital Purchase Program is to encourage and provide support for U.S. financial institutions to increase the flow of capital and financing to U.S. businesses and consumers in an effort to stimulate the U.S. economy. Under the Program, healthy U.S. financial institutions meeting required capital adequacy standards, such as the Company, have the opportunity to sell preferred stock to the U.S. Treasury, together with stock purchase warrants that would entitle the Treasury to purchase additional shares of preferred stock, in exchange for the infusion of additional capital in the institution.

Raymond E. Dellerba, President and CEO of the Company stated, “Pacific Mercantile Bank is a well-capitalized financial institution under bank regulatory guidelines and does not have an immediate need for the additional capital that it is eligible to obtain under the Capital Purchase Program. As a result, now that we have received preliminary approval to participate in the Capital Purchase Program, our Board of Directors will update and complete its earlier review and analysis to determine whether the expense and changing requirements of this Program are consistent with Pacific Mercantile Bancorp’s longer term strategic objectives and whether participation in the Program would be in the best interests of our shareholders.”

About Pacific Mercantile Bancorp and Pacific Mercantile Bank

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System and provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services delivered via its Internet Bank.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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